-----------                                        -----------------------------
| FORM 4  |                                        |         OMB APPROVAL      |
-----------                                        |---------------------------|
 --                                                |Estimated average burden   |
|  | Check this box if no longer                   |hours per response......0.5|
 --  subject to Section 16, Form 4                 -----------------------------
     or Form 5 obligations may
     continue. See Instruction 1(b).


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                 STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                       Section 17(a) of the Public Utility
                           Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person         | 2.   Issuer Name and Ticker
                                                  |      or Trading Symbol
    Lawi,           David             S.          |
--------------------------------------------------|       Seitel, Inc.    SEI
    (Last)          (First)        (Middle)       |
                                                  |-----------------------------
                                                  | 3.   IRS or Social Security
    93 Mason Street                               |      Number of Reporting
--------------------------------------------------|      Person(Voluntary)
                    (Street)                      |
                                                  |
     Greenwich,        CT          06830          |
--------------------------------------------------|
     (City)         (State)        (Zip)          |
--------------------------------------------------------------------------------
4.   Statement for Month/Year   September, 1997
--------------------------------------------------------------------------------
5. If Amendment, | 6. Relationship of Reporting Person   | 7.  Individual or
   Date of       |    to Issuer (Check all applicable)   |     Joint/Group
   Original      |     X  Director             10% Owner |     Filing
   (Month/Day/   |   -----                -----          |
   Year)         |        Officer              Other     |  X  Form filed by
                 |   -----                -----          | --- One Reporting
                 | (give title below)   (specify below)  |     Person
                 |                                       |
                 |                                       |     Form filed by
                 |                                       | --- more than One
                 |                                       |     Reporting Person
--------------------------------------------------------------------------------

                  Table I - Non-Derivative Securities Acquired,
                            Disposed of, or Beneficially Owned

--------------------------------------------------------------------------------
1.   Title of Security                              |  2.   Transaction Date
     (Instr. 3)                                     |       (Month/Day/Year)
----------------------------------------------------|---------------------------
(a)  Common Stock                                   |          09/02/97
----------------------------------------------------|---------------------------
(b)                                                 |          09/02/97
----------------------------------------------------|---------------------------
(c)                                                 |          09/02/97
----------------------------------------------------|---------------------------
(d)                                                 |          09/02/97
----------------------------------------------------|---------------------------
(e)                                                 |          09/03/97
----------------------------------------------------|---------------------------
(f)                                                 |          09/03/97
----------------------------------------------------|---------------------------
(g)                                                 |          09/03/97
----------------------------------------------------|---------------------------
(h)                                                 |          09/04/97
----------------------------------------------------|---------------------------
(i)                                                 |          09/04/97
----------------------------------------------------|---------------------------
(j)                                                 |          09/04/97
----------------------------------------------------|---------------------------
(k)                                                 |          09/04/97
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
3.   Transaction Code       |  4.  Securities Acquired (A) or Disposed of (D)
     (Instr. 8)             |      (Instr. 3, 4 and 5)
                            |
----------------------------|---------------------------------------------------
    Code   |       V        |       Amount     |     (A) or (D)     |   Price
-----------|----------------|------------------|--------------------|-----------
(a)  C     |                |     5,000        |         A          | 13.05
-----------|----------------|------------------|--------------------|-----------
(b)  S     |                |       250        |         D          | 40.75
-----------|----------------|------------------|--------------------|-----------
(c)  S     |                |     1,000        |         D          | 40.6875
-----------|----------------|------------------|--------------------|-----------
(d)  S     |                |     3,750        |         D          | 40.625
-----------|----------------|------------------|--------------------|-----------
(e)  C     |                |     5,000        |         A          | 13.05
-----------|----------------|------------------|--------------------|-----------
(f)  S     |                |     1,000        |         D          | 40.625
-----------|----------------|------------------|--------------------|-----------
(g)  S     |                |     4,000        |         D          | 40.50
-----------|----------------|------------------|--------------------|-----------
(h)  C     |                |    17,950        |         A          | 13.05
-----------|----------------|------------------|--------------------|-----------
(i)  S     |                |     5,000        |         D          | 40.75
-----------|----------------|------------------|--------------------|-----------
(j)  S     |                |     5,000        |         D          | 40.875
-----------|----------------|------------------|--------------------|-----------
(k)  S     |                |     7,950        |         D          | 41.00
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
5.   Amount of Securities  | 6.   Ownership Form:   | 7.   Nature of Indirect
     Beneficially Owned    |      Direct (D) or     |      Beneficial
     at End of Month       |      Indirect (I)      |      Ownership
     (Instr. 3 and 4)      |      (Instr. 4)        |      (Instr. 4)
---------------------------|------------------------|---------------------------
(a)                        |                        |
---------------------------|------------------------|---------------------------
(b)                        |                        |
---------------------------|------------------------|---------------------------
(c)                        |                        |
---------------------------|------------------------|---------------------------
(d)                        |                        |
---------------------------|------------------------|---------------------------
(e)                        |                        |
---------------------------|------------------------|---------------------------
(f)                        |                        |
---------------------------|------------------------|---------------------------
(g)                        |                        |
---------------------------|------------------------|---------------------------
(h)                        |                        |
---------------------------|------------------------|---------------------------
(i)                        |                        |
---------------------------|------------------------|---------------------------
(j)                        |                        |
---------------------------|------------------------|---------------------------
(k)    51,713              |           D            |
--------------------------------------------------------------------------------

             Table II - Derivative Securities Acquired, Disposed of,
                        or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

--------------------------------------------------------------------------------
1.   Title of Derivative Security           | 2.  Conversion | 3.  Transaction
     (Instr. 3)                             |     or Exercise|     Date (Month/
                                            |     Price of   |     Day/Year)
                                            |     Derivative |
                                            |     Security   |
--------------------------------------------|----------------|------------------
(a)  Options - Right To Buy                 |       25.125   |
--------------------------------------------|----------------|------------------
(b)  Employee Warrants                      |       24.00    |
--------------------------------------------|----------------|------------------
(c)  Contract Warrants - B                  |       13.05    |     09/02/97
                                            |                |     09/03/97
                                            |                |     09/04/97
--------------------------------------------|----------------|------------------
(d)  Employee Warrants                      |       32.00    |
--------------------------------------------|----------------|------------------
(e)  Employee Warrants                      |       43.00    |
--------------------------------------------|----------------|------------------
(f)  Employee Warrants                      |       41.625   |
--------------------------------------------|----------------|------------------
(g)  Employee Warrants                      |       41.00    |
--------------------------------------------|----------------|------------------
(h)  Employee Warrants                      |       40.50    |
--------------------------------------------|----------------|------------------
(i)  Employee Warrants                      |       40.00    |
--------------------------------------------|----------------|------------------
(j)  Employee Warrants                      |       40.00    |
--------------------------------------------|----------------|------------------
(k)  Employee Warrants                      |       41.5625  |
--------------------------------------------|----------------|------------------
(l)  Employee Warrants                      |       41.625   |
--------------------------------------------|----------------|------------------
(m)  Employee Warrants                      |       41.75    |
--------------------------------------------|----------------|------------------
(n)  Employee Warrants                      |       41.75    |
--------------------------------------------|----------------|------------------
(o)  Employee Warrants                      |       40.50    |
--------------------------------------------|----------------|------------------
(p)  Employee Warrants                      |       40.5625  |
--------------------------------------------|----------------|------------------
(q)  Employee Warrants                      |       40.625   |
--------------------------------------------|----------------|------------------
(r)  Employee Warrants                      |       40.75    |
--------------------------------------------|----------------|------------------
(s)  Employee Warrants                      |       40.8125  |
--------------------------------------------|----------------|------------------
(t)  Employee Warrants                      |       41.0625  |
--------------------------------------------|----------------|------------------
(u)  Employee Warrants                      |       41.4375  |
--------------------------------------------|----------------|------------------
(v)  Employee Warrants                      |       41.4375  |
--------------------------------------------|----------------|------------------
(w)  Employee Warrants                      |       41.50    |
--------------------------------------------|----------------|------------------
(x)  Employee Warrants                      |       41.625   |
--------------------------------------------|----------------|------------------
(y)  Employee Warrants                      |       41.50    |
--------------------------------------------|----------------|------------------
(z)  Employee Warrants                      |       40.625   |
--------------------------------------------|----------------|------------------
(aa) Employee Warrants                      |       40.50    |
--------------------------------------------|----------------|------------------
(bb) Employee Warrants                      |       40.75    |     09/02/97
--------------------------------------------|----------------|------------------
(cc) Employee Warrants                      |       40.6875  |     09/02/97
--------------------------------------------|----------------|------------------
(dd) Employee Warrants                      |       40.6875  |     09/03/97
--------------------------------------------|----------------|------------------
(ee) Employee Warrants                      |       41.25    |     09/04/97
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
4.   Transaction   |  5.   Number of Derivative  | 6.   Date Exercisable and
     Code          |       Securities Acquired   |      Expiration Date
    (Instr. 8)     |                             |      (Month/Day/Year)
-------------------|-----------------------------|------------------------------
     T     |   V   |     (A)     |     (D)       |   Date        | Expiration
           |       |             |               | Exercisable   |      Date
-----------|-------|-------------|---------------|---------------|--------------
(a)        |       |             |               |      (1)      |  11/29/05
-----------|-------|-------------|---------------|---------------|--------------
(b)        |       |             |               |    07/10/94   |  04/11/99
-----------|-------|-------------|---------------|---------------|--------------
(c)  C     |       |             |   5,000       |    12/10/90   |  12/10/00
     C     |       |             |   5,000       |               |
     C     |       |             |  17,950       |               |
-----------|-------|-------------|---------------|---------------|--------------
(d)        |       |             |               |    04/28/95   |  04/28/00
-----------|-------|-------------|---------------|---------------|--------------
(e)        |       |             |               |    12/05/96   |  11/26/01
-----------|-------|-------------|---------------|---------------|--------------
(f)        |       |             |               |    12/05/96   |  11/27/01
-----------|-------|-------------|---------------|---------------|--------------
(g)        |       |             |               |    12/05/96   |  11/29/01
-----------|-------|-------------|---------------|---------------|--------------
(h)        |       |             |               |    12/05/96   |  12/02/01
-----------|-------|-------------|---------------|---------------|--------------
(i)        |       |             |               |    12/05/96   |  12/03/01
-----------|-------|-------------|---------------|---------------|--------------
(j)        |       |             |               |    12/05/96   |  12/04/01
-----------|-------|-------------|---------------|---------------|--------------
(k)        |       |             |               |    07/31/97   |  07/17/02
-----------|-------|-------------|---------------|---------------|--------------
(l)        |       |             |               |    07/31/97   |  07/17/02
-----------|-------|-------------|---------------|---------------|--------------
(m)        |       |             |               |    07/31/97   |  07/17/02
-----------|-------|-------------|---------------|---------------|--------------
(n)        |       |             |               |    07/31/97   |  07/17/02
-----------|-------|-------------|---------------|---------------|--------------
(o)        |       |             |               |    07/31/97   |  07/22/02
-----------|-------|-------------|---------------|---------------|--------------
(p)        |       |             |               |    07/31/97   |  07/23/02
-----------|-------|-------------|---------------|---------------|--------------
(q)        |       |             |               |    07/31/97   |  07/23/02
-----------|-------|-------------|---------------|---------------|--------------
(r)        |       |             |               |    07/31/97   |  07/23/02
-----------|-------|-------------|---------------|---------------|--------------
(s)        |       |             |               |    07/31/97   |  07/29/02
-----------|-------|-------------|---------------|---------------|--------------
(t)        |       |             |               |    07/31/97   |  07/30/02
-----------|-------|-------------|---------------|---------------|--------------
(u)        |       |             |               |    08/29/97   |  08/22/02
-----------|-------|-------------|---------------|---------------|--------------
(v)        |       |             |               |    08/29/97   |  08/25/02
-----------|-------|-------------|---------------|---------------|--------------
(w)        |       |             |               |    08/29/97   |  08/25/02
-----------|-------|-------------|---------------|---------------|--------------
(x)        |       |             |               |    08/29/97   |  08/25/02
-----------|-------|-------------|---------------|---------------|--------------
(y)        |       |             |               |    08/29/97   |  08/26/02
-----------|-------|-------------|---------------|---------------|--------------
(z)        |       |             |               |    08/29/97   |  08/28/02
-----------|-------|-------------|---------------|---------------|--------------
(aa)       |       |             |               |    08/29/97   |  08/29/02
-----------|-------|-------------|---------------|---------------|--------------
(bb) A     |   V   |      250    |               |    09/02/97   |  09/02/02
-----------|-------|-------------|---------------|---------------|--------------
(cc) A     |   V   |    4,750    |               |    09/02/97   |  09/02/02
-----------|-------|-------------|---------------|---------------|--------------
(dd) A     |   V   |    5,000    |               |    09/03/97   |  09/03/02
-----------|-------|-------------|---------------|---------------|--------------
(ee) A     |   V   |   17,950    |               |    09/04/97   |  09/04/02
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
7.   Title and Amount of Underlying                 |  8.   Price of
     Securities (Instr. 3 and 4)                    |       Derivative
----------------------------------------------------|       Security
             Title                 |Amount or Number|       (Instr. 5)
                                   |   of Shares    |
-----------------------------------|----------------|---------------------------
(a)  Common Stock                  |     25,000     |
-----------------------------------|----------------|---------------------------
(b)  Common Stock                  |     43,635     |
-----------------------------------|----------------|---------------------------
(c)  Common Stock                  |      5,000     |
                                   |      5,000     |
                                   |     17,950     |
-----------------------------------|----------------|---------------------------
(d)  Common Stock                  |     40,000     |
-----------------------------------|----------------|---------------------------
(e)  Common Stock                  |      1,381     |
-----------------------------------|----------------|---------------------------
(f)  Common Stock                  |        733     |
-----------------------------------|----------------|---------------------------
(g)  Common Stock                  |      4,982     |
-----------------------------------|----------------|---------------------------
(h)  Common Stock                  |      6,883     |
-----------------------------------|----------------|---------------------------
(i)  Common Stock                  |      6,957     |
-----------------------------------|----------------|---------------------------
(j)  Common Stock                  |      1,355     |
-----------------------------------|----------------|---------------------------
(k)  Common Stock                  |     10,000     |
-----------------------------------|----------------|---------------------------
(l)  Common Stock                  |      6,850     |
-----------------------------------|----------------|---------------------------
(m)  Common Stock                  |        473     |
-----------------------------------|----------------|---------------------------
(n)  Common Stock                  |      3,077     |
-----------------------------------|----------------|---------------------------
(o)  Common Stock                  |      4,350     |
-----------------------------------|----------------|---------------------------
(p)  Common Stock                  |        700     |
-----------------------------------|----------------|---------------------------
(q)  Common Stock                  |      5,000     |
-----------------------------------|----------------|---------------------------
(r)  Common Stock                  |         50     |
-----------------------------------|----------------|---------------------------
(s)  Common Stock                  |      4,900     |
-----------------------------------|----------------|---------------------------
(t)  Common Stock                  |     15,000     |
-----------------------------------|----------------|---------------------------
(u)  Common Stock                  |      3,750     |
-----------------------------------|----------------|---------------------------
(v)  Common Stock                  |      1,250     |
-----------------------------------|----------------|---------------------------
(w)  Common Stock                  |      5,037     |
-----------------------------------|----------------|---------------------------
(x)  Common Stock                  |        950     |
-----------------------------------|----------------|---------------------------
(y)  Common Stock                  |        250     |
-----------------------------------|----------------|---------------------------
(z)  Common Stock                  |      6,350     |
-----------------------------------|----------------|---------------------------
(aa) Common Stock                  |      1,000     |
-----------------------------------|----------------|---------------------------
(bb) Common Stock                  |        250     |
-----------------------------------|----------------|---------------------------
(cc) Common Stock                  |      4,750     |
-----------------------------------|----------------|---------------------------
(dd) Common Stock                  |      5,000     |
-----------------------------------|----------------|---------------------------
(ee) Common Stock                  |     17,950     |
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
9.   Number of Derivative   | 10.  Ownership Form   | 11.  Nature of Indirect
     Securities Beneficially|      of Derivative    |      Beneficial
     Owned at End of Month  |      Security: Direct |      Ownership
     (Instr. 4)             |      (D) or Indirect  |      (Instr. 4)
                            |      (I) (Instr. 4)   |
----------------------------|-----------------------|---------------------------
(a)       25,000            |            D          |
----------------------------|-----------------------|---------------------------
(b)       43,635            |            D          |
----------------------------|-----------------------|---------------------------
(c)            0            |            D          |
----------------------------|-----------------------|---------------------------
(d)       40,000            |            D          |
----------------------------|-----------------------|---------------------------
(e)        1,381            |            D          |
----------------------------|-----------------------|---------------------------
(f)          733            |            D          |
----------------------------|-----------------------|---------------------------
(g)        4,982            |            D          |
----------------------------|-----------------------|---------------------------
(h)        6,883            |            D          |
----------------------------|-----------------------|---------------------------
(i)        6,957            |            D          |
----------------------------|-----------------------|---------------------------
(j)        1,355            |            D          |
----------------------------|-----------------------|---------------------------
(k)       10,000            |            D          |
----------------------------|-----------------------|---------------------------
(l)        6,850            |            D          |
----------------------------|-----------------------|---------------------------
(m)          473            |            D          |
----------------------------|-----------------------|---------------------------
(n)        3,077            |            D          |
----------------------------|-----------------------|---------------------------
(o)        4,350            |            D          |
----------------------------|-----------------------|---------------------------
(p)          700            |            D          |
----------------------------|-----------------------|---------------------------
(q)        5,000            |            D          |
----------------------------|-----------------------|---------------------------
(r)           50            |            D          |
----------------------------|-----------------------|---------------------------
(s)        4,900            |            D          |
----------------------------|-----------------------|---------------------------
(t)       15,000            |            D          |
----------------------------|-----------------------|---------------------------
(u)        3,750            |            D          |
----------------------------|-----------------------|---------------------------
(v)        1,250            |            D          |
----------------------------|-----------------------|---------------------------
(w)        5,037            |            D          |
----------------------------|-----------------------|---------------------------
(x)          950            |            D          |
----------------------------|-----------------------|---------------------------
(y)          250            |            D          |
----------------------------|-----------------------|---------------------------
(z)        6,350            |            D          |
----------------------------|-----------------------|---------------------------
(aa)       1,000            |            D          |
----------------------------|-----------------------|---------------------------
(bb)         250            |            D          |
----------------------------|-----------------------|---------------------------
(cc)       4,750            |            D          |
----------------------------|-----------------------|---------------------------
(dd)       5,000            |            D          |
----------------------------|-----------------------|---------------------------
(ee)      17,950            |            D          |
--------------------------------------------------------------------------------

Explanation of Responses:


1. Options have ten year terms, 0% exercisable on date of grant, 33% exercisable on first anniversary, 66% exercisable on second anniversary, and 100% exercisable on third anniversary.





                                    /s/ David S. Lawi
                                    by Marcia H. Kendrick              10/08/97
                                  ---------------------------------  -----------
                                  **Signature of Reporting Person        Date


** Intentional misstatements or omission of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).